Exhibit 10.10

Trademark Licensing Contract

Contract No.: 20091201001

Execution Place: Macau

Trademark Licensor (Party A): France Cock (China) Limited, Co.,

Trademark Licensee (Party B): Hongri (Fujian) Sporting Goods Limited, Co.,

After consistently negotiation between the parties on a voluntarily and good faith basis, the parties enter into this Trademark Licensing Contract (the “Contract”).

1.

Party A license (the “License”) Party B to use the No. 4342760, the KBS Trademark (the “Trademark”), which has been registered and used on 25 types of clothing products by Party A, on 25 types of clothing products.

Image of Trademark

2.

The term for the License (the “Term”) is from 1st January, 2009 to 31st December, 2013. Upon the expiration of this Contract, the parties can renew the License by entering into another trademark licensing contract.

3.

Party A is eligible to inspect the products quality of Party B, which will use this Trademark, and Party B shall secure the product quality which will use this Trademark. The detail measures are: if there is any behavior which will adversely influence and impair the reputation and creditability of Party A, Party A can terminate this Contract in advance. Party B is entitled to proceed the advertisement for promotion to the products in accordance with the law and regulation.

4.	Party B shall indentify its own business name and the place of production on its products when using this Trademark .

5.	Party B can not at its own discretion modify the words, figure and the combination of this Trademark, and can not use this Trademark beyond the scope and products licensed.

6.	Without the authorization of Party A, by any means or reasons, Party B shall not license this Trademark to any third party.

7.	Use method of this Trademark: the image of this Trademark will be printed by Party B during the using course of the Term.

8.	Expense for License and the method for payment: the lump sum of this Trademark for a five years Term is RMB200 million, RMB20 million payable at 31st December each year.

9.	If this Contract terminated in advance, the Parties shall notify their trademark bureau and local administration of industry and commerce, respectively.

10.	Responsibility for default: if Party B breach the Provision 4, 5, and 6, Party A is entitled to terminate this Contract in advance.

11.

Dispute resolution: Any dispute shall be resolved on a friendly negotiation basis, and if no resolution is reached, such dispute shall be submitted to administration of industry and commerce or judicial authorities in furtherance of resolution.

12.

Miscellaneous: Party A will pay for the expense arose from the file of this Trademark. This Contract is governed by the law of Macau Special Administration Region (the “Macau”), the PRC, and this Contract is executed in Macau.

This Contract has three counterparts.

Licensor (Party A):	Licensee (Party B)

Legal Representative: Chen Bizhen	Legal Representative: Chen Bizhen

Address	Address

Tel:	Tel:

1st December, 2005